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SONAT OFFSHORE DRILLING                  Sonat Offshore Drilling Inc.
                                         Post Office Box 2765
                                         Houston TX  77252 2765
                                         713 871 7500
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                                         NEWS


 SONAT OFFSHORE DRILLING REVISES OFFER FOR TRANSOCEAN ASA, RECEIVES COMMITMENT
                           FROM LARGEST SHAREHOLDER


      HOUSTON, May 20 /PRNewswire/ -- Sonat Offshore Drilling Inc. (NYSE:
RIG) today announced that it had revised its previously announced proposal to combine with Transocean ASA (Transocean) and received the commitment of Transocean's largest shareholder to support the transaction.

      Sonat Offshore Drilling said that it planned to offer .53 of a share of Sonat Offshore Drilling common stock per Transocean share for 80% of the outstanding Transocean shares and $27.25 per Transocean share for the remaining Transocean shares. Sonat Offshore Drilling said that the share exchange ratio offered would be subject to a collar, such that at the time the offer is to be made, the value for Transocean shares would be between $25.08 and $32.00, based on the average Sonat Offshore Drilling closing stock prices for a specified time period. Consummation of the transaction would be subject to tender and nonwithdrawal of more than 80% of the outstanding Transocean shares, approval of the transaction by the stockholders of Sonat Offshore Drilling and other conditions to be specified.

      Sonat Offshore Drilling said that Transocean's largest stockholder, Tiger Management Corp., the owner of approximately 17.2% of the outstanding Transocean shares, had entered into an agreement with Sonat Offshore Drilling to tender its Transocean shares in the Sonat Offshore Drilling offer on the terms described above.

      J. Michael Talbert, Chairman and Chief Executive Officer of Sonat Offshore Drilling, said, "We have competed hard to win the support of Transocean's Board of Directors and its largest shareholder. When a highly sophisticated investor commits to a deal that is supported by a Board comprised of investors, business people and employees, that is a strong message that all parties involved have come out winners."

      Kristian Siem, Chairman of the Board of Transocean ASA added, "We are delighted that Sonat Offshore Drilling made this strong gesture to improve the proposal that had already won our firm support. Such a step proves we selected the right party with which to form a powerful company."

      Sonat Offshore Drilling is a worldwide offshore drilling company engaged in contract drilling of oil and gas wells. Headquartered in Houston, the Company specializes in technically demanding segments of the offshore drilling market including deepwater, harsh environment, and turnkey drilling.

      -0-          5/10/96

      /CONTACT:  Jeffrey L. Chastain, Sonat Offshore Drilling, 713-871-7551/

      (RIG)